Exhibit 10.61

Execution Version

AGREEMENT OF SALE AND PURCHASE

BETWEEN

HINES VAF UB PLAZA, L.P.

as Seller

AND

KBS CAPITAL ADVISORS LLC

as Purchaser

pertaining to

Union Bank Plaza

Los Angeles, California

EXECUTED EFFECTIVE AS OF

August 16, 2010

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-ii-

Section 17.10	Further Actions	47
Section 17.11	No Other Inducements	48
Section 17.12	Exhibits	48
Section 17.13	No Partnership	48
Section 17.14	Limitations on Benefits	48
Section 17.15	Limitation of Liability	48

EXHIBITS

Exhibit A –	Legal Description of Real Property
Exhibit B –	List of Personal Property
Exhibit C –	List of Operating Contracts
Exhibit D-1 -	Form of Tenant Estoppel Certificate
Exhibit D-2 -	Form of Union Bank of California Tenant Estoppel Certificate
Exhibit E -	Statement Required for the Issuance of ALTA Owners and Loan Policies
Exhibit F -	List of Pending Lawsuits
Exhibit G -	List of Tenants
Exhibit H -	Non-Foreign Entity Certification
Exhibit I -	General Conveyance, Bill of Sale, Assignment and Assumption
Exhibit J -	Grant Deed
Exhibit K -	Documents
Exhibit L -	WTC Parking Lease Assignment and Assumption
Exhibit M -	Leasing Costs
Exhibit N -	Scheduled Licenses and Permits
Exhibit O -	Form of Contractor’s Certificate
Exhibit P -	Fourth Amendment to Major Tenant’s Tenant Lease
Exhibit Q -	Leasing Costs with respect to
Fourth Amendment to Major Tenant’s Tenant Lease

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AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of August 16, 2010 (the “Effective Date”), by and between HINES VAF UB PLAZA, L.P., a Delaware limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.    For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Additional Deposit” has the meaning ascribed to such term in Section 4.1.

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” has the meaning ascribed to such term in the opening paragraph.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements (or any portion thereof).

“Broker” has the meaning ascribed to such term in Section 11.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in the State of California.

“Central Plants Agreement” means that certain Energy Supply Agreement between Trigen-LA Energy Corporation, a California corporation, f/k/a Central Plants, Inc., and f/k/a/ Sempra Facilities Management and Seller, dated April 21, 2008.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(g).

“Certifying Party” has the meaning ascribed to such term in Section 4.5.

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing occurs, which date will be September 15, 2010, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

“Closing Documents” means the documents referred to in Section 10.3(a), (b), (c) and (g) executed by Seller at Closing

“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.2, 3.3, 4.9, 5.1(e), 5.2(d), 5.2(f) (subject to Section 16.1), 5.3, 5.5, 5.6, 7.4, 8.1 (subject to Section 16.1), 8.2, 10.4 (subject to the limitations therein), 10.6, 10.7, 11.1, 13.3, 14.1, 15.1, 16.1 and Article XVII.

“Closing Time” has the meaning ascribed to such term in Section 10.4(a).

“Code” has the meaning ascribed to such term in Section 4.4(a).

“Commitment” has the meaning ascribed to such term in Section 6.2(a).

“Construction Contracts” has the meaning ascribed to such term in Section 10.8.

“Construction Contracts Lien Exception” has the meaning ascribed to such term in Section 6.2(a).

“Cure Period” has the meaning ascribed to such term in Section 6.2(b).

“Deed” has the meaning ascribed to such term in Section 10.2(b).

“Deposit Time” means 10:30 a.m. Pacific Time on the Closing Date.

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Employee” has the meaning ascribed to such term in Section 5.1(e).

“Employer” has the meaning ascribed to such term in Section 5.1(e).

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect (i) the Real Property or the Improvements (or any portion thereof), (ii) the use, ownership, occupancy or operation of the Real Property or the Improvements (or any portion thereof), (iii) Seller, or (iv) Purchaser, and as same have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws.

“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.

“Executed SNDA” has the meaning ascribed to such term in Section 7.3.

“Executive Order” has the meaning ascribed to such term in Section 7.4.

“Existing Survey” has the meaning ascribed to such term in Section 6.1.

“Existing Tenant Costs” means (a) Leasing Costs accruing after the Closing Date with respect to Tenant Leases entered into on or prior to the Effective Date but only to the extent such Leasing Costs are included in the Tenant Leases, included in the leasing commission agreements noted on Exhibit C or otherwise included in a written notice delivered to Purchaser prior to the expiration of the Inspection Period, and (b) Leasing Costs which are payable by the landlord after the Effective Date with respect to the Major Tenant’s Tenant Lease (regardless of whether the obligation for such costs or allowances accrued, arose or was triggered prior to, on or after the Effective Date) but only to the extent such Leasing Costs are included in the Major Tenant’s Tenant Lease (including all amendments thereto), included in the leasing commission agreements noted on Exhibit C, or otherwise included in a written notice delivered to Purchaser prior to the expiration of the Inspection Period. Without limiting the foregoing, Existing Tenant Costs shall include, without limitation, all of the Leasing Costs payable with respect to that certain Fourth Amendment to Office/Retail Lease, dated August 10, 2010, between Seller and the Major Tenant, a copy of which is attached hereto as Exhibit P, which Leasing Costs shall include the costs shown on Exhibit Q and shall be deemed payable after the Effective Date for purposes of this Agreement (regardless of whether such Leasing Costs became payable prior to, on or after the Effective Date).

“GAP Notice” has the meaning ascribed to such term in Section 6.2(c)

“General Conveyance” has the meaning ascribed to such term in Section 10.2(c).

“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Real Property or the Improvements or any portion thereof.

“Hazardous Substances” means all (a) electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including, without limitation CERCLA, RCRA, the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such Environmental Laws have been amended and/or supplemented from time to time prior to the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, in effect as of or prior to the date of this Agreement or as the same may be amended or supplemented after the date of this Agreement.

“Improvements” means all buildings, structures, fixtures, parking areas and other improvements owned by Seller and located on the Real Property.

“Independent Consideration” has the meaning ascribed to such term in Section 3.4.

“Initial Deposit” has the meaning ascribed to such term in Section 4.1.

“Inspection Agreement” means that certain Inspection and Confidentiality Agreement dated August 4, 2010 between Seller and Purchaser.

“Inspection Period” has the meaning ascribed to such term in Section 5.1(a).

“Leasing Costs” means the following costs incurred in connection with the lease of space in the Property: (i) leasing commissions, (ii) brokerage commissions, (iii) tenant improvement allowances, (iv) space planning costs, (v) any lease assumption costs or termination fees Seller agreed to assume with respect to any Tenant’s lease of space in other buildings prior to the execution of a Tenant Lease in the Property, and (vi) attorneys’ fees.

“Licensee Parties” has the meaning ascribed to such term in Section 5.1(b).

“Licenses and Permits” means any and all of Seller’s right, title and interest, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained, in and to, collectively, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the

Authorities prior to Closing in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

“Lien Related Notice” has the meaning ascribed to such term in Section 6.2(f).

“Major Tenant” means Union Bank of California.

“Natural Hazard Expert” has the meaning ascribed to such term in Section 5.7.

“New Exceptions” has the meaning ascribed to such term in Section 6.2(c).

“New Tenant Costs” has the meaning ascribed to such term in Section 10.4(e).

“OFAC” has the meaning ascribed to such term in Section 7.4.

“Official Records” means the Official Records of Real Property in the Office of the Clerk and Recorder of the City of Los Angeles and County of Los Angeles, California.

“Operating Contracts” means all of Seller’s right, title and interest in and to, collectively, the service agreements, maintenance contracts, equipment leasing agreements, leasing commission agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered in connection therewith, as listed on Exhibit C attached hereto, together with any and all renewals, supplements, amendments and modifications thereof, and any and all new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(f), except that any existing management agreements will be terminated at Closing and are excluded from such term.

“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).

“Other Party” has the meaning ascribed to such term in Section 4.5.

“Outstanding Construction Contracts” has the meaning ascribed to such term in Section 10.8.

“Permissible Matters” means (i) monetary liens (including, without limitation, any liens filed or recorded in the Official Records arising under contracts or work performed by Seller in the six (6) months immediately preceding the Closing Date) which do not exceed $550,000 in the aggregate; (ii) any other matters to which Purchaser agrees in writing (in its sole and absolute discretion) to permit to be cured by affirmative insurance; and (iii) general exceptions which are the subject of the extended coverage under Section 6.2(a).

“Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(d).

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means all of Seller’s right, title and interest in and to, collectively, the equipment, appliances, tools, supplies, machinery, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively by Seller in connection with its ownership or operation of the Improvements (including, without limitation, the personal property set forth on Exhibit B attached hereto) but specifically excluding (i) the personal property identified as to be excluded on Exhibit B, (ii) any items of personal property owned by Tenants of the Improvements and (iii) any items of personal property owned by third parties and leased to Seller.

“Property” has the meaning ascribed to such term in Section 2.1.

“Proration Items” has the meaning ascribed to such term in Section 10.4(a).

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.2(c).

“Purchaser’s Title Company” means Chicago Title Insurance Company, 4041 MacArthur Boulevard, Suite 490, Newport Beach, CA 92660, Attn: John Premac, Telephone: (949) 724.3111, Facsimile: (949) 724.3181.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.

“Real Property” means those certain parcels of or interests in real property commonly known as Union Bank Plaza in Los Angeles, California, as more particularly described on Exhibit A attached hereto and made a part hereof, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.

“Records and Plans” means, collectively: (i) all books and records, including but not limited to property operating statements, specifically relating to the Improvements; (ii) all structural reviews, architectural drawings and engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property or the Improvements; and (iii) all final plans, specifications and drawings of the Improvements or any portion thereof. The terms “Records and Plans” shall not include (1) any document or correspondence which would be subject to the attorney- client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s

Affiliates or externally; (6) any documents or items which Seller considers confidential or proprietary; (7) any documents or items which are not in Seller’s possession and control; and (8) any materials projecting or relating to the future performance of the Property.

“REIT” has the meaning ascribed to such term in Section 12.1.

“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).

“Reporting Person” has the meaning ascribed to such term in Section 4.9(a).

“Representatives” has the meaning ascribed to such term in Section 12.1.

“Scheduled Licenses and Permits” shall mean the Licenses and Permits set forth on Exhibit N attached hereto and made a part hereof.

“Schindler Contract” shall mean that certain Construction Contract, effective November 1, 2008, by and between Seller and Schindler Elevator Corporation, as the same may have been amended.

“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Seller Released Parties” has the meaning ascribed to such term in Section 5.6(a).

“Significant Portion” means damage (i) by fire or other casualty to the Real Property and the Improvements or a portion thereof requiring repair costs in excess of Fifteen Million and No/100 Dollars ($15,000,000) as such repair costs are reasonably estimated by Seller; or (ii) that entitles the Major Tenant to terminate its Tenant Lease unless the Major Tenant has waived such termination right or such termination right has expired by its terms prior to exercise by the Major Tenant.

“SNDA” has the meaning ascribed to such term in Section 7.3.

“Tenant Deposits” means, collectively, any and all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Tenant Leases, which have not been applied to obligations under the Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants).

“Tenant Leases” means the following pertaining to the Improvements: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto together with any lease guaranties) entered into on or prior to the Effective Date and in full force and effect, as listed on Exhibit G attached hereto (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements together with any lease guaranties entered into after the Effective Date and prior to the Closing Date in accordance with Section 7.1(e) of this

Agreement; and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date in accordance with Section 7.1(e) of this Agreement, and, as to (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(e) to the extent such approval is required under Section 7.1(e). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.

“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7.

“Tenants” means all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.

“Termination Notice” has the meaning ascribed to such term in Section 5.1(a).

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 3.4, 4.5, 4.6, 5.1(e), 5.2, 5.3, 5.6, 7.4, 11.1, 12.1, 14.1, 13.3, 15.1 and Articles XIII and XVII.

“Title Company” means Chicago Title Company, 700 South Flower, Suite 800 Los Angeles, California, 90017, Attn: David Balassi, Phone: (213) 488-4394.

“Title Notice” has the meaning ascribed to such term in Section 6.2(b).

“Title Policy” has the meaning ascribed to such term in Section 6.2(a).

“To Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of James Bonham and Joseph Tupy, without any independent investigation or inquiry whatsoever. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

“Uninsured Significant Casualty” has the meaning ascribed to such term in Section 9.1.

“WTC Parking Lease” means that certain Parking Lease Agreement dated September 25, 2000, respecting a portion of a garage located on that certain real property commonly known as the World Trade Center located at 350 South Figueroa Street, Los Angeles, California, by and among The Equitable-Nissei Figueroa Company, a California joint venture, as tenant, and Royal Investment Systems Partnerships (RIS) (03)-(07) and Haseko Corporation, a Japanese corporation, as landlord, as evidenced by that certain Memorandum of Parking Lease Agreement dated September 25, 2000, recorded in the Official Records on October 13, 2000 as Instrument No. 00-1601504, as amended by the First Amendment to Parking Lease Agreement, dated November 1, 2001, by and among Royal Investment Systems Partnerships (RIS) (03)-(07)

and Haseko Corporation and 445 South Figueroa, LLC, a California limited liability company, as assigned pursuant to that certain Memorandum of Assignment of Parking Lease Agreement dated October 18, 2002, recorded in the Official Records on October 18, 2002 as Instrument No. 02-2457651.

Section 1.2      References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1      Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a)      the Real Property;

(b)      the Improvements;

(c)      the Personal Property;

(d)      any and all of Seller’s right, title and interest as lessor in and to the Tenant Leases and, subject to the terms of the respective applicable Tenant Leases, the Tenant Deposits;

(e)      any and all of Seller’s right, title and interest as lessee in and to the WTC Parking Lease;

(f)      any and all of Seller’s right, title and interest in and to the Central Plants Agreement; and

(g)     any and all of Seller’s right, title and interest in and to the Operating Contracts and the Licenses and Permits, in each case to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained.

Section 2.2      Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III

CONSIDERATION

Section 3.1      Purchase Price.    The purchase price for the Property (the “Purchase Price”) will be Two Hundred Eight Million and No/100 Dollars ($208,000,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3.

Section 3.2      Assumption of Obligations.    As additional consideration for the sale and purchase of the Property, effective as of Closing, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property, Purchaser shall have assumed and agreed to perform, pay, discharge, observe and comply with, as applicable, (i) all of the covenants, liabilities, duties, debts, obligations and responsibilities of Seller, Seller’s predecessors in title (if any) and Seller’s Affiliates pursuant to the Tenant Leases, the Central Plants Agreement, the WTC Parking Lease, the Operating Contracts and the Scheduled Licenses and Permits assigned to Purchaser and which accrue on or after the Closing Date and (ii) any Leasing Costs for which Purchaser is responsible under Section 10.4(e) below. The provisions of this Section 3.2 shall fully survive the Closing without limitation.

Section 3.3      Method of Payment of Purchase Price.    No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 12:00 p.m. Pacific Time on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement; and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 3.4      Independent Consideration.      The sum of One Hundred Dollars ($100.00) (the “Independent Consideration”) out of the Earnest Money Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable to Purchaser under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Title Company to Seller.

Section 3.5      Conditions to Purchaser’s and Seller’s Obligations.

(a)      Conditions to Purchaser’s Obligations.    In addition to any other conditions expressly provided in this Agreement, the obligation of Purchaser to purchase and pay for the Property is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following conditions:

    (i)        Subject to the provisions of Section 8.1, each of the representations and warranties made by Seller in Section 8.1 shall be true and correct in all material respects when made and as of the Closing Date.

    (ii)       Seller shall have performed or complied in all material respects with each obligation required by this Agreement to be performed or complied with by Seller pursuant to Section 10.3.

    (iii)      At the Closing, the Title Company shall have issued, or irrevocably committed to issue, the Title Policy in accordance with Section 6.2.

    (iv)      Purchaser shall have received fully executed estoppel certificates in accordance with the provisions of Section 7.2 of this Agreement.

    (v)       Seller shall have performed or complied in all material respects with each obligation required by this Agreement to be performed or complied with by Seller pursuant to Sections 7.1(c), (e), (f) and (g).

    (vi)      The conditions to Closing set forth in Section 10.8 of this Agreement have been satisfied.

Purchaser’s closing of the purchase provided for herein shall evidence Purchaser’s satisfaction with or waiver of each of such conditions. If any conditions to Purchaser’s obligation to close are not satisfied at Closing, as Purchaser’s sole and exclusive remedy (Purchaser hereby waiving all other remedies except as expressly provided below in the proviso to this sentence), Purchaser may terminate this Agreement in which event Purchaser shall be entitled to a return of the Earnest Money Deposit (subject to Section 4.5); provided, however in the event the condition under Section 3.5(a)(ii) is not satisfied or waived by Purchaser on or before Closing, Purchaser shall be entitled to pursue its remedies under Section 13.1.

(b)      Conditions to Seller’s Obligations.    In addition to any other conditions expressly provided in this Agreement, the obligation of Seller to sell the Property is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

    (i)       Each of the representations and warranties made by Purchaser in Section 8.2 shall be true and correct in all material respects when made and on and as of the Closing Date.

    (ii)      Purchaser shall have performed or complied in all material respects with each obligation required by this Agreement to be performed or complied with by the Purchaser pursuant to Section 10.2.

Seller’s closing of the sale provided for herein shall evidence Seller’s satisfaction with or waiver of each of such conditions. If any conditions to Seller’s obligation to close are not satisfied at Closing, Seller may terminate this Agreement and in the event either condition under subsection (i) or (ii) is not satisfied or waived by Seller on or before Closing, Seller shall be entitled to pursue its remedies under Section 13.2.

ARTICLE IV

EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS

Section 4.1      The Deposit.    Within one (1) Business Day after the execution and delivery of this Agreement, Purchaser shall deposit with the Title Company, in good funds immediately collectible by the Title Company, the sum of One Million and No/100 Dollars ($1,000,000.00) (the “Initial Deposit”), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. If Purchaser fails to timely deposit the Initial Deposit in accordance with this Section 4.1, this Agreement shall automatically terminate and all further rights and obligations of the parties under this Agreement shall terminate (except for the Termination Surviving Obligations). If Purchaser fails to terminate this Agreement pursuant to Section 5.1(a) on or before the expiration of the Inspection Period, Purchaser shall be obligated to deposit with the Title Company within one (1) Business Day after the expiration of the Inspection Period, in good funds, immediately collectible by the Title Company, the sum of Five Million and No/100 Dollars ($5,000,000.00) (the “Additional Deposit”), which will also be held in escrow by the Title Company pursuant to the terms of this Agreement. The Initial Deposit (plus all interest earned thereon) and the Additional Deposit (plus all interest earned thereon) shall be the “Earnest Money Deposit” for purposes of this Agreement. If Purchaser has not timely terminated this Agreement pursuant to Section 5.1(a) on or before the expiration of the Inspection Period and Purchaser fails to timely deposit the Additional Deposit in accordance with this Section 4.1, notwithstanding anything to the contrary contained in this Agreement, the Initial Deposit and the Independent Consideration shall immediately be paid to Seller, this Agreement shall automatically terminate and all further rights and obligations of the parties under this Agreement shall terminate (except for the Termination Surviving Obligations).

Section 4.2      Escrow Instructions.  Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

Section 4.3      Documents Deposited into Escrow.  On or before the Deposit Time,

(a) Purchaser will cause the difference between the Purchase Price and the Earnest Money Deposit (subject to the prorations and adjustments provided for in this Agreement) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3,

(b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2(a), (b), (c), (d), (e), (f), (g), (h) and (i) below; and

(c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3(a), (b), (c), (d), (e), (f), (g), (h), (l) and (m) below.

Section 4.4      Close of Escrow. Provided that the Title Company has not received from Seller or Purchaser any written termination notice as described and provided for in Section 4.5 (or if such a notice has been previously received, provided that the Title Company has received from such party a withdrawal of such notice), when Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:

(a)      If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under section 6045(e) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 4.9;

(b)      Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;

(c)      Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, the Purchase Price as adjusted in accordance with the provisions of this Agreement;

(d)      Deliver the Deed (with documentary tax information to be affixed after recording) to Purchaser by agreeing to cause same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Deed for delivery to Purchaser and to Seller following recording (the parties hereby acknowledging that the actual recording of the Deed and delivery of conformed copies may actually occur following Closing, as contemplated in Section 10.1 below);

(e)      Issue to Purchaser the Title Policy required by Section 6.2(a) of this Agreement;

(f)      Deliver to Seller, in addition to Seller’s Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

(g)      Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.

Section 4.5      Termination Notices. If at any time the Title Company receives a certificate of either Seller or Purchaser (for purposes of this Section 4.5, the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 4.5, the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, unless the Title Company has then previously received, or receives within three (3) Business Days after receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Independent Consideration to Seller and the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following the Title Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.6. Notwithstanding anything in this Agreement to the contrary, in the event Seller or Purchaser elects to terminate this Agreement pursuant to the express provisions of this Agreement, the Earnest Money shall only be disbursed in accordance with this Section 4.5; provided, however, the foregoing provisions of this Section 4.5 shall be inapplicable with respect to any Termination Notice issued by Purchaser on or before the expiration of the Inspection Period pursuant to Section 5.1 of this Agreement, with it being agreed that Purchaser shall be entitled to, and Title Company shall issue, an immediate refund of the Earnest Money Deposit to Purchaser, without regard to the terms and conditions of this Section 4.5 upon (1) the Title Company’s receipt from Purchaser of a copy of the Termination Notice sent to Seller certifying to Seller and the Title Company that Purchaser timely delivered such Termination Notice to Seller pursuant to this Agreement (including, without limitation, Section 5.1(a) hereof), and (2) the Title Company’s delivery of written notice to Seller, by facsimile transmission as set forth in Section 14.1 below (with a confirmation copy to be sent as required by Section 14.1 below), of the Title Company’s receipt of such Termination Notice. In no event shall Seller be entitled to submit a certificate to the Title Company stating that it is entitled to receive the Earnest Money Deposit pursuant to this Section 4.5 with respect to any termination of this Agreement which occurs prior to the expiration of the Inspection Period.

Section 4.6      Indemnification of Title Company. If this Agreement or any matter relating hereto becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of Title Company’s gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon delivery of the Independent Consideration to Seller and the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement.

Section 4.7      Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and without the prior written consent of Purchaser and Seller in each instance, will not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby.

Section 4.8      Investment of Earnest Money Deposit. Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the

Closing Date, or (b) an interest-bearing account at Bank of America, N.A. or some other commercial bank mutually acceptable to Seller, Purchaser and Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Earnest Money Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit prior to the payment of the Earnest Money Deposit to Purchaser or Seller pursuant to this Agreement will be the property of Purchaser and will be reported to the Internal Revenue Service as income of Purchaser. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Earnest Money Deposit.

Section 4.9      Designation of Reporting Person. In order to assure compliance with the requirements of section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)      The Title Company (for purposes of this Section 4.9, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under section 6045(e) of the Code.

(b)      Seller and Purchaser each hereby agree:

(i)      to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under section 6045 of the Code; and

(ii)     to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c)      Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d)      The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

Section 4.10      Purchaser’s Title Company; Co-Insurance.

(a)      Purchaser shall have the right to have Purchaser’s Title Company coordinate the transaction contemplated hereunder on Purchaser’s behalf with the Title Company, and the Title Company and Purchaser’s Title Company shall reach an agreement as to the sharing of any fees payable as a result of the transaction hereunder. In no event shall Seller be responsible for coordinating such fee sharing or for any failure of the Title Company or

Purchaser’s Title Company to comply with any such agreement between them. The Title Company (not Purchaser’s Title Company) shall act as escrow agent.

(b)      Seller acknowledges and agrees that Purchaser shall have the right to procure “co-insurance” and “reinsurance” with respect to the Title Policy to be issued at Closing in such reasonable amounts (which may take into account the requirements of Purchaser’s lender, but in no event shall the Title Company insure less than fifty percent (50%) of the Purchase Price), and from such title companies as Purchaser shall select in reasonable cooperation with Seller and the Title Company (except that any reinsurance with respect to the Title Company’s portion shall be with Fidelity National Title Insurance Company), and Seller shall deliver to any title company issuing “co-insurance” all documents that Seller has agreed to deliver to the Title Company under the Agreement in order to issue the Title Policy; provided, however, the right to procure such “co-insurance” and “reinsurance” is subject to the obtainment of such “co-insurance” and “reinsurance” satisfying the following conditions: (i) no delay in Closing, (ii) no increase in the amount payable by Seller for the Title Policy, (iii) no requirement that Seller provide any documents that Seller is not obligated to provide under this Agreement, and (iv) no alteration or amendment to the provisions of Article VI of this Agreement. Purchaser shall submit to Seller a written proposal for such “co-insurance” and/or “reinsurance” prior to the expiration of the Inspection Period meeting the foregoing requirements and conditions, which proposal shall be subject to the reasonable approval of Seller. If Purchaser fails to timely submit such proposal, Seller (acting reasonably) does not approve Purchaser’s proposal or Purchaser does not satisfy the foregoing requirements and conditions, no “co-insurance” or “reinsurance” shall be issued, and the Title Company shall issue the Title Policy in the amount of the Purchase Price.

ARTICLE V

INSPECTION OF PROPERTY

Section 5.1      Entry and Inspection.

(a)     Purchaser shall have from the date of the Inspection Agreement through and including 5:00 p.m. Pacific Time on August 20, 2010 (the “Inspection Period”) to examine, inspect and investigate the Property in accordance with the terms and conditions of this Article V and to determine whether the Property is acceptable to Purchaser (in Purchaser’s sole and absolute judgment and discretion). Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving written notice of termination to Seller (the “Termination Notice”) on or before the expiration of the Inspection Period. If Purchaser does not give a Termination Notice, this Agreement shall continue in full force and effect. If this Agreement terminates pursuant to this Section 5.1(a), the Independent Consideration shall be paid to Seller and the Earnest Money Deposit shall be refunded to Purchaser immediately upon request of Purchaser, and all further rights and obligations of the parties under this Agreement shall terminate (except for the Termination Surviving Obligations).

(b)     From and after the Effective Date (or such earlier date as the Inspection Agreement became effective) and through the end of the Inspection Period, but subject to the other provisions of this Article V, Seller will permit Purchaser and its authorized agents, representatives and consultants (collectively, the “Licensee Parties”) the right to enter upon the

Real Property or Improvements at all reasonable times during normal business hours to perform additional inspections of the Property and communicate with Tenants and service providers; provided, however, Purchaser shall have the right to interview or communicate with Tenants without Seller’s prior written consent but only if such interviews or communications are first coordinated through Seller and Seller shall have the right to participate in any such interviews and communications; and provided, further, however, that Purchaser shall have the right to coordinate interviews with service providers but Purchaser shall not interview service providers unless Purchaser provides 24 hours prior written notice to Seller of the time and place of such interviews and Seller shall have the right to participate in any such interviews. Purchaser will provide to Seller written notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property or Improvements at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and/or the Tenants and service providers with whom any Licensee Party desires to communicate. At Seller’s option, Seller may be present for any such entry, inspection and communication with any Tenants or service providers. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property or Improvements without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; provided, however, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as existed immediately before any such borings or other disturbances were undertaken. Notwithstanding the foregoing, Purchaser shall not be liable or responsible for (i) the mere discovery of unfavorable conditions existing at or on the Property unless Purchaser’s or any Licensee Party’s actions exacerbate such unfavorable conditions or cause further damage or destruction to the Property; or (ii) any matters caused by the gross negligence or willful misconduct of Seller. If Purchaser or any Licensee Party takes any sample from the Real Property or Improvements in connection with any testing, Purchaser shall, upon the request of Seller, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

(c)     Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement; provided, however, (i) except for routine due diligence inquiries (e.g., a zoning letter with respect to the Property) or when the communication is to obtain material that is generally available to the public, Purchaser shall provide Seller at least 48 hours prior written notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications and (ii) any such communication must be conducted without disclosing any of the terms of this Agreement and in no event shall any Licensee Party make any such disclosure to any Authority.

(d)     Purchaser expressly agrees, acknowledges and confirms that, prior to the expiration of the Inspection Period, Purchaser and its Licensee Parties shall have inspected and investigated the Property and conducted such tests, evaluations and assessments of the Property as Purchaser deems necessary, appropriate or prudent in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement, all in accordance with the terms and conditions of this Article V.

(e)     From and after the Effective Date (or such earlier date as the Inspection Agreement became effective) and through the date which is three (3) months after the Closing Date,

Purchaser shall not solicit the employment of any employee engaged in the operation, maintenance and/or management of the Property (an “Employee”) of Seller, Seller’s property manager or an Affiliate of either Seller or Seller’s property manager (each, an “Employer”), nor encourage any Employee to discontinue or not to renew his or her relationship with his or her Employer, in each case, without obtaining Seller’s prior written consent. As used in the foregoing sentence, “solicit” shall not include postings or advertisements to the general public regarding employment opportunities with respect to the operation, maintenance and/or management of the Property or any Employee’s response thereto, provided that Purchaser shall not, prior to the expiration of the three (3)-month period set forth in this Section 5.1(e), hire any Employee who responded to any such posting or advertisement or otherwise encourage any such Employee to discontinue or not to renew his or her relationship with his or her Employer. If Seller believes that Purchaser has violated the provisions of the immediately preceding sentence, Seller shall have the right to seek relief from any court of competent jurisdiction against Purchaser. Purchaser acknowledges that money damages alone shall not adequately compensate Seller in the event of a breach of such covenants; therefore, Purchaser agrees that in addition to all remedies available at law, in equity or under this Agreement, Seller shall be entitled to injunctive relief for the enforcement of this covenant. Such remedies shall not constitute the exclusive remedies available to Seller for a breach of this Section 5.1(e) and shall be in addition to all other remedies at law or equity available thereto.

Section 5.2      Document Review.

(a)      No later than three (3) Business Days following the Effective Date, Seller shall provide copies of or make available to Purchaser (for Purchaser’s review, inspection, examination, analysis, verification and photocopying) at either the office of Seller, Seller’s property manager or at the Real Property, the following relative to the Property to the extent in Seller’s possession or control (collectively, the “Documents”): (i) the environmental reports and studies of the Property listed on Exhibit K; (ii) assessments (special or otherwise), ad valorem and personal property tax bills for the two (2) previous tax years; (iii) Seller’s most current rent roll including rent steps, CPI increases and base year expense stops; (iv) income and expense statements, including capital expenditures, for the two (2) most recent calendar years and the current calendar year to date; (v) an operating statement for the Property for the current calendar year and the immediately three preceding calendar years; (vi) copies of the Tenant Leases, the WTC Parking Lease, the Central Plants Agreement, the Operating Contracts, the Scheduled Licenses and Permits and the Records and Plans; (vii) a current inventory of the Personal Property; (viii) the structural reports of the Property and property condition reports of the Property listed on Exhibit K; and (ix) the additional items set forth on Exhibit K attached hereto.

(b)      Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders or investors (collectively, the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser’s acquisition of the Property, and Purchaser shall cause such persons within Purchaser’s organization to, and shall instruct such Permitted Outside Parties to, maintain confidentiality with respect to any Documents so disclosed to such persons or such Permitted Outside Parties. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. The provisions of this Section 5.2(b) shall not be applicable after the Closing Date if Closing occurs.

(c)      Not later than ten (10) Business Days following the date this Agreement is terminated for any reason, (i) Purchaser will return to Seller all of the Documents (and all copies Purchaser has made of the Documents), and (ii) provided this Agreement is not terminated by Purchaser pursuant to Section 13.1 hereof, Purchaser will deliver to Seller a copy of any third party studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property (collectively, “Purchaser’s Information”); provided, however, Seller shall be subject to the provisions regarding confidentiality and reliance contained in any such Purchaser’s Information, and Purchaser will not make any representations and warranties with respect to the accuracy thereof.

(d)      Purchaser expressly agrees, acknowledges and confirms that, prior to the expiration of the Inspection Period, Purchaser and its Licensee Parties shall have reviewed, inspected, examined, analyzed, verified and photocopied the Documents to the extent that Purchaser deems necessary, appropriate or prudent in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement, all in accordance with the terms and conditions of this Article V. Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1 below (as limited by Section 16.1 of this Agreement), Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

(e)      Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2.

(f)      Seller, shall, without representation, warranty or liability of any kind to Purchaser or any Affiliate of Purchaser, provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit of the income statements of the Property for the year to date of the year in which Closing occurs plus up to one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees or interest expenses). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide, without representation, warranty or liability of any kind to Purchaser or any Affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall, without representation, warranty or liability of any kind to Purchaser or any Affiliate of Purchaser, provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtained by, Seller, its property manager or accountants, at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. This Section 5.2(f) shall be subject to the limitations in Section 16.1.

Section 5.3      Entry and Inspection Obligations.

(a)     Purchaser agrees that in entering upon the Real Property or Improvements and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will not: (i) disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; (ii) interfere with the operation and maintenance of the Property; (iii) damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; (iv) injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; (v) permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; (vi) interview or communicate with any Tenants or service providers except in accordance with Section 5.1(b); or (vii) reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (i) maintain and cause those entering the Real Property or Improvements to maintain comprehensive general liability (occurrence) insurance in terms (including contractual indemnity coverage with respect to the indemnity in Section 5.3(b)) and amounts satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Real Property and Improvements, and, prior to any entry upon the Real Property or Improvements, deliver to Seller a certificate of insurance verifying such coverage and verifying that Seller is named as an additional insured on such coverage; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests and examinations done with regard to the Property; and (iii) promptly restore the Property to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs. Nothing contained in this Section 5.3 shall be deemed or construed as Seller’s consent to any further physical testing or sampling with respect to the Property after the date hereof.

(b)     Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Section 5.3; provided, however, Purchaser shall not be obligated to indemnify Seller for (i) the mere discovery of unfavorable conditions existing at or on the Property unless Purchaser’s or any Licensee Party’s actions exacerbate such unfavorable conditions or cause further damage or destruction to the Property; or (ii) any matters caused by the gross negligence or willful misconduct of Seller.

(c)     Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3.

Section 5.4      No Right of Termination. Purchaser acknowledges and agrees that the right to enter and inspect and examine the Property and communicate with Tenants pursuant to Article V has been given to Purchaser solely as an accommodation to Purchaser in connection with Purchaser’s contemplated ownership and operation of the Property following the Closing. Prior to the expiration of the Inspection Period, Purchaser shall conduct such inspections, examinations, tests, evaluations and assessments of the Property as Purchaser deems necessary, appropriate and prudent (subject to the provisions of this Article V) and Purchaser shall have no right to terminate this Agreement after the end of the Inspection Period based upon the results of any inspections, examinations, tests, evaluations or assessments.

Section 5.5      Sale “As Is”.      THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED (OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD) ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY AND THE DOCUMENTS. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN SECTION 8.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT) OR IN ANY OF THE CLOSING DOCUMENTS, WHICH EXCEPTIONS SHALL APPLY TO ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.5, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION, WARRANTY OR STATEMENT OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS HAVE BEEN MADE EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1 OF THIS AGREEMENT (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT) OR IN ANY OF THE CLOSING DOCUMENTS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1 OF THIS AGREEMENT (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT) OR IN ANY OF THE CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY, STATEMENTS OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES, REPRESENTATIONS, STATEMENTS OR ASSURANCES OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND (g) THE COMPLIANCE OR LACK THEREOF OF THE PROPERTY WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1 OF THIS AGREEMENT (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT) OR IN ANY OF THE CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS

PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and the other types of interests contemplated to be sold hereunder, and that it is relying solely on the express representations and warranties contained in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement), the Closing Documents and its own expertise and that of Purchaser’s consultants in purchasing the Property. Prior to the expiration of the Inspection Period, Purchaser shall have conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the specific matters represented by Seller in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement and the Closing Documents) or any of its Affiliates, or any of their respective partners, members, owners, officers, directors, employees, agents, representatives or attorneys. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser except as expressly provided in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement) or the Closing Documents. Subject to the express representations and warranties contained in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement) and in the Closing Documents, upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, except as expressly set forth to the contrary in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement) and in the Closing Documents, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any Affiliate of Seller, any agent of Seller or its Affiliates or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, except for the express representations and warranties contained in Section 8.1 of this Agreement (as limited by Section 16.1 of this Agreement) and in the Closing Documents. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing without limitation and will not merge with the provisions of any Closing documents.

Purchaser Initials

Section 5.6        Purchaser’s Release of Seller.

(a)      Seller Released From Liability.    Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, hereby releases Seller and Seller’s Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, claims, damages, losses and expenses arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. Without limiting the foregoing, Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, specifically releases the Seller Released Parties from any and all responsibility, claims, damages, losses and expenses Purchaser may have against any of the Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property. The foregoing waivers and releases by Purchaser shall survive, without limitation, either (i) the Closing and shall not be deemed merged into the provisions of any Closing documents or (ii) any termination of this Agreement.

Purchaser Initials

(b)      Purchaser’s Waiver of Objections.    Purchaser acknowledges that it has (or shall have prior to the expiration of the Inspection Period) inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and of said Property and adjacent areas as it deems or deemed necessary, and Purchaser, on behalf of itself and its Affiliates, and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons, hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) against any of the Seller Released Parties regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property. The foregoing waivers and releases by Purchaser shall survive, without limitation, either (i) the Closing and shall not be deemed merged into the provisions of any Closing documents or (ii) any termination of this Agreement.

Purchaser Initials

(c)      Changes in Laws.    Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.

            Purchaser Initials

(d)      Limitation on Release and Waiver.    Notwithstanding the provisions of Section 5.5 above or this Section 5.6, the releases and waivers and other matters set forth herein shall not, however, relieve Seller of its liability for: (i) any breach of any express representation or warranty of Seller contained in Section 8.1 of this Agreement (subject to the limitations of Section 16.1 of this Agreement) or in any of the Closing Documents; or (ii) any breach by Seller of its covenants or agreements contained in this Agreement which are Closing Surviving Obligations (subject to the limitations in this Agreement applicable thereto).

(e)      Waiver of California Civil Code Section 1542.    With respect to the releases and waivers made by Purchaser in favor of Seller as set forth in this Section 5.6, Purchaser expressly waives all rights under California Civil Code Section 1542, which provides that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Purchaser hereby expressly confirms that Purchaser has been represented and advised by counsel regarding this Agreement and the purpose, meaning and effect of the waivers and releases contained in this Section 5.6, including, but not limited to, with respect to Purchaser’s rights under California Civil Code Section 1542, and hereby declares that such waivers and releases are given freely and with full understanding by Purchaser of the consequences thereof.

Purchaser Initials

(f)      Survival.    The provisions of this Section 5.6 shall survive, without limitation, either (i) the Closing and shall not be deemed merged into the provisions of any Closing documents or (ii) any termination of this Agreement.

Section 5.7      Natural Hazard Disclosure Statement.    Purchaser and Seller acknowledge that Seller may be required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (42 U.S.C. Section 4104(a)); (ii) an area of potential flooding (California Gov’t. Code Sections 8589.4 and 8589.5); (iii) a very high fire hazard severity zone (California Gov’t. Code Sections 51178, 51179, and 51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards (California Pub. Res. Code Sections 4125 and 4136); (v) an earthquake fault or special studies zone (California Pub. Res. Code Sections 2621.9 and 2622); or (vi) a seismic hazard zone (California Pub. Res. Code Sections 2694 and 2696).

Purchaser acknowledges that Seller will engage the services of a reputable company specializing in providing natural hazards disclosure information (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill any disclosure obligations with respect to natural hazards and to report the results of its examination to Purchaser and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination shall fully and completely discharge Seller from its disclosure obligations referred to herein. Seller hereby agrees to deliver to Purchaser a copy of a current Natural Hazard Disclosure Report issued by the Natural Hazard Expert with respect to the Property prior to the Closing Date. Purchaser acknowledges and agrees that nothing contained in the Natural Hazard Disclosure Report shall entitle Purchaser to terminate this Agreement or otherwise release or excuse Purchaser from any of its obligations under this Agreement. Purchaser hereby expressly assumes responsibility for fully investigating the condition of the Property, including without limitation whether the Property is located in any Natural Hazard Area, prior to the expiration of the Investigation Period, and Purchaser agrees that it will engage consultants who have the expertise to perform such investigation. Purchaser further acknowledges and agrees that the matters and information set forth in the Natural Hazards Disclosure Report to be provided to Purchaser by Seller as set forth herein may change on or prior to the Closing, and that Seller will have no obligation to update, modify, or supplement such Natural Hazards Disclosure Report prior to Closing.

Section 5.8      California Health and Safety Code Section 25359.7.      Purchaser acknowledges and agrees that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain the environmental report(s) which are listed in Exhibit K hereto and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Agreement constitutes written notice to Purchaser under such code section.

ARTICLE VI

TITLE AND SURVEY MATTERS

Section 6.1      Survey.    Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser a copy of that certain survey of the Real Property, dated November 8, 2007, prepared by Mollenhauer Group (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update or recertification of the Existing Survey.

Section 6.2      Title Commitment.

(a)      Prior to the execution and delivery hereof, Seller has caused the Title Company to furnish to Purchaser a preliminary title report or title commitment dated June 17, 2010 (the “Commitment”), by the terms of which the Title Company agrees to issue to Purchaser at Closing an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price on the ALTA Owner Policy of Title Insurance with extended coverage (subject to the terms of this Section 6.2(a)), Standard Form Rev. 6/17/06 (as amended to date) insuring Purchaser’s fee simple title to the Real Property to be good and indefeasible, subject to the terms of such policy and the exceptions described therein. Notwithstanding anything to the contrary contained in this Section 6.2(a), the Title Policy may except from extended coverage any unrecorded liens or unrecorded claims (or right to liens or claims) for work, services, labor or materials performed or supplied under Construction Contracts assigned to Purchaser in accordance with Section 10.8 hereof (each, hereinafter referred to as, a “Construction Contracts Lien Exception”); provided, however, if a Construction Contracts Lien Exception has been filed or recorded in the Official Records prior to the Closing Date, then the terms and conditions of Sections 6.2(b) and (c) shall apply with respect to such Construction Contracts Lien Exception. As a condition to Purchaser’s obligation to close, the Title Company shall deliver the Title Policy to Purchaser at Closing effective as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of fee simple title to the Real Property (or leasehold title to the portion of the Real Property covered by the WTC Parking Lease), and subject only to the Permitted Exceptions. Notwithstanding the foregoing, the Title Policy may be delivered after Closing if at the Closing the Title Company issues a currently effective, duly executed “marked up” Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked up” Commitment promptly after the Closing Date. The provisions of this Section 6.2 are subject to the terms and provisions of Section 4.10 hereof.

(b)      Purchaser shall have until the date which is three (3) Business Days prior to the expiration of the Inspection Period to notify Seller, in writing (the “Title Notice”), of such objections as Purchaser may have to anything contained in the Title Commitment or the Existing Survey. In the event Purchaser delivers timely notice of objections to title or to matters shown on the Existing Survey, Seller shall have two (2) Business Days after receipt of the Title Notice (the “Cure Period”) to notify Purchaser in its sole and absolute discretion: (i) that Seller has removed such objectionable exceptions from title or otherwise obtained affirmative insurance over such objectionable exceptions (and provided reasonable evidence thereof); or (ii) that Seller elects not to cause such exceptions to be removed or affirmatively insured over. Notwithstanding anything to the contrary contained in this Section 6.2, Seller agrees that Seller shall not be permitted to obtain affirmative insurance pursuant to clause (i) for any matters with respect to the Property whatsoever except for Permissible Matters (however, Purchaser acknowledges that Seller is not obligated to remove any such matters and this sentence does not negate Seller’s right not to cure any exceptions objected to by Purchaser pursuant to this Section 6.2). If Seller gives Purchaser notice under clause (ii) above or if Seller fails to give any notice to Purchaser within the two (2) Business Day period, Seller shall be deemed to have elected not to cure such exceptions and Purchaser shall have until the expiration of the Inspection Period to notify Seller that Purchaser will take title to the Property subject to all uncured exceptions or that Purchaser will terminate this Agreement (failing which, Purchaser shall be deemed to have elected to take title to the Property subject to all uncured exceptions). If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for the Termination Surviving Obligations) and the Independent Consideration shall be paid to Seller and the Earnest Money Deposit shall be returned to Purchaser upon Purchaser’s compliance with Section 4.5. Notwithstanding anything to the contrary provided in this Section 6.2, to the extent Seller notifies Purchaser in writing under this Section 6.2(b) that Seller shall affirmatively insure over any matter objected to by Purchaser in the Title Notice, then Seller’s obtaining such affirmative insurance shall be a condition to Purchaser’s obligation to close the transaction contemplated hereunder; provided, however, in no event shall Seller’s failure to obtain such affirmative insurance constitute a default by Seller under this Agreement.

(c)      Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (i) raised by the Title Company between the expiration of the Inspection Period and the Closing, (ii) not disclosed in writing by the Title Company to Purchaser prior to the expiration of the Inspection Period, and (iii) not disclosed in writing by Seller to Purchaser and the Title Company prior to the expiration of the Inspection Period (“New Exceptions”); provided that Purchaser must notify Seller of any objection to any such New Exception prior to the date which is the earlier to occur of (x) two (2) Business Days after being made aware of the existence of such New Exception and (y) the Closing Date. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions subject to the provisions of Section 6.2(e). Seller will have not less than five (5) days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such five (5) day period and for two (2) days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions except as provided for in Section 6.2(e). If, within the five (5) day period, Seller does not remove or otherwise obtain affirmative insurance over the objectionable New Exceptions (to the extent permitted in Section 6.2(b) above as to Permissible Matters only), then Purchaser may terminate this Agreement upon notice to Seller no later than two (2) days following expiration of the five (5) day cure period. If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for the Termination Surviving Obligations) and the Independent Consideration shall be paid to Seller and the Earnest Money Deposit shall be returned to Purchaser upon Purchaser’s compliance with Section 4.5. If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller has removed or otherwise affirmatively insured over (as to Permissible Matters only) or is obligated by Section 6.2(e) to remove) will be included as Permitted Exceptions.

(d)      The term “Permitted Exceptions” means:

(i)      those matters noted in the Commitment that either are not timely objected to in writing in the Title Notice or the Gap Notice, or if timely objected to in writing by Purchaser, are those which Seller has elected (or is deemed to have elected) not to remove or cure or has been unable to remove or cure prior to the expiration of the Cure Period, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property; provided, however, Permitted Exceptions under this clause (i) only (but not under clauses (ii) through (v) below) shall exclude any liens or claims (whether recorded or unrecorded) for work, service, labor or materials performed or supplied to the Property unless, pursuant to subsection (f) below, Seller furnishes a Lien Related Notice to Purchaser and Purchaser is deemed to have elected to accept the conveyance of the Property subject thereto (in which event such liens or claims (whether recorded or unrecorded) shall be deemed Permitted Exceptions for the purposes hereof); provided, further, however, in no event shall anything contained in the immediately preceding proviso obligate Seller to remove any liens or claims referenced in such immediately preceding proviso;

(ii)      taxes and assessments for the year of Closing and for any other year if not yet due and payable as of Closing;

(iii)      all matters shown on the Existing Survey;

(iv)      Permissible Matters which have been removed or affirmatively insured over through the use of a bond or otherwise; and

(v)      any unrecorded liens or unrecorded claims (or right to liens or claims), which do not exceed, in the aggregate, the amount of credit received by Purchaser pursuant to Section 10.8, for work, services, labor or materials performed or supplied under Construction Contracts assigned to Purchaser in accordance with Section 10.8 hereof.

(e)      Notwithstanding any provision of this Section 6.2 to the contrary, Seller will be obligated to cure exceptions to title to the Real Property and Improvements relating to liens and security interests securing any loan to Seller, including the loan secured by the deed of trust currently encumbering the Property.

(f)      At any time on or prior to Closing, Seller may provide written notice (“Lien Related Notice”) to Purchaser of any liens or claims (whether recorded or unrecorded) for work, service, labor or materials performed or supplied to the Property (including, without limitation, any of the foregoing to which the Title Company determines to take exception in the Title Policy) and such Lien Related Notice shall set forth whether Seller will, on or prior to Closing, remove or otherwise obtain affirmative insurance with respect to such lien or claim (to the extent permitted in Section 6.2(b) as to Permissible Matters). If Seller agrees in the Lien Related Notice to remove or otherwise obtain affirmative insurance, such removal or affirmative insurance (as applicable) shall be a condition to Purchaser’s obligation to purchase the Property; provided, however, in no event shall Seller’s failure to satisfy such condition be a default by Seller under this Agreement. If the Lien Related Notice provides that Seller will not remove or obtain affirmative insurance with respect to such lien or claim, then Purchaser may terminate this Agreement by furnishing written notice to Seller no later than two (2) Business Days following the delivery of the Lien Related Notice (and, if necessary, the Closing Date shall be extended only to the extent necessary to permit Purchaser to respond in such two (2)-Business-Day period). If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for the Termination Surviving Obligations) and the Independent Consideration shall be paid to Seller and the Earnest Money Deposit shall be returned to Purchaser upon Purchaser’s compliance with Section 4.5. If Purchaser fails to terminate this Agreement in the manner set forth above, the liens and claims set forth in the Lien Related Notice (except those Seller has removed or otherwise affirmatively insured over (as to Permissible Matters only)) will be included as Permitted Exceptions.

ARTICLE VII

INTERIM OPERATING COVENANTS AND ESTOPPELS

Section 7.1      Interim Operating Covenants.    Seller covenants to Purchaser that Seller will:

(a)      Operations. From the Effective Date until Closing, (i) continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article IX of this Agreement; (ii) other than the transaction contemplated by this Agreement and leasing activities and service contracts as permitted pursuant to this Agreement, refrain from voluntarily encumbering the Property (unless such encumbrance is released prior to Closing) or voluntarily modifying any Permitted Exceptions; and (iii) not enter into any back-up or stand-by purchase contracts with respect to the Property.

(b)      Maintain Insurance.   From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.

(c)      Personal Property.   From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement (if such item cannot be repaired) thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.

(d)      Comply with Governmental Regulations.   From the Effective Date until Closing, not knowingly take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

(e)      Leases.   From the Effective Date until the expiration of the Inspection Period, not enter into any new lease or any amendments, expansions or renewals of Tenant Leases without the prior written consent of Purchaser, which consent will not be unreasonably withheld and will be deemed given unless written objection thereto is given within two (2) Business Days after receipt of the relevant information. From the day immediately following the end of the Inspection Period until Closing, Seller shall not enter into any new lease or any amendments, expansions or renewals of Tenant Leases without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion and shall be deemed withheld unless such consent is given within two (2) Business Days after receipt of the relevant information. However, nothing herein shall be deemed to require Purchaser’s consent to any amendment, expansion or renewal which Seller, as landlord, is required to honor pursuant to any Tenant Lease.

(f)      Service Contracts.   From the Effective Date until Closing, not enter into any service contract other than in the ordinary course of business, unless such service contract is terminable on thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned.

(g)      Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices under Tenant Leases, notices of lawsuits and notices of violations affecting the Property.

Section 7.2      Estoppels.    It will be a condition to Closing that Seller obtain and deliver to Purchaser, from the Major Tenant and other Tenants leasing space which when added to the Major Tenant aggregates at least 80% of the leased space within the Improvements, executed estoppel certificates, with no material modifications from the estoppel certificate form attached hereto as Exhibit D-1, except that Seller has agreed to submit the estoppel certificate with respect to the Major Tenant on the form attached hereto as Exhibit D-2 (however, it is understood that, with respect to the Major Tenant, the form prescribed by the Major Tenant’s Tenant Lease shall satisfy the requirement of this Section 7.2); provided, however, (i) the modification or deletion of paragraph 14 of the form of estoppel certificate attached as Exhibit D-1 by any Tenant will not be deemed a material modification which would cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable estoppel certificate under this Section 7.2; (ii) except as provided in (iii) below, to the extent that the form as so completed requires information not required of a Tenant under the provisions of its Tenant Lease, Seller will exercise good faith efforts to obtain an estoppel certificate for such Tenant in the form completed as provided below, or in a form as close thereto as reasonably possible, but in any event an estoppel certificate executed by a Tenant in the form prescribed by its Tenant Lease shall satisfy the requirement of this Section 7.2, (iii) Seller will submit the form attached hereto as Exhibit D-2 to the Major Tenant, but in any event an estoppel certificate executed by the Major Tenant in the form prescribed by its Tenant Lease shall satisfy the requirement of this Section 7.2, (iv) Purchaser will not unreasonably withhold approval of any estoppel certificate as modified by a Tenant and delivered by Seller to Purchaser, provided that the information included in such estoppel is not materially inconsistent with the information included in the estoppel form completed for such Tenant pursuant to the below provisions of this Section 7.2 and (v) if Purchaser does not furnish written notice to Seller of any specific objections to any estoppel certificate modified by a Tenant (whether in draft form or executed by the Tenant) and submitted to Purchaser within three (3) days of receipt, such revised estoppel shall be deemed approved by Purchaser. No later than one (1) Business Day after the Effective Date, Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as Exhibit D-1 (or, with respect to the Major Tenant, Exhibit D-2 or the form prescribed by the Major Tenant’s Tenant Lease) and containing the information contemplated thereby, for all Tenants. Within two (2) Business Days following Purchaser’s receipt thereof, Purchaser will send to Seller notice either (i) approving such forms as completed by Seller or (ii) setting forth in detail all changes to such forms which Purchaser believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Seller will make such changes to the extent Seller agrees such changes are appropriate, except that Seller will not be obligated to make any changes which request more expansive information than is contemplated by Exhibit D-1 (or, with respect to the Major Tenant, Exhibit D-2 or the form prescribed by the Major Tenant’s Tenant Lease). Within one (1) Business Day following Seller’s receipt of Purchaser’s approval of the completed forms and/or the changes Purchaser desires to be made to the forms, Seller shall deliver to the Tenants the forms approved by Purchaser and the other forms completed by Seller pursuant to the immediately preceding sentence and Seller shall make reasonable inquiries to Tenant to encourage Tenant to return the estoppels prior to the expiration of the Inspection Period. Notwithstanding anything contained herein to the contrary, in no event shall Seller’s failure to obtain the required number of acceptable estoppel certificates in accordance with the provisions of this Section 7.2 constitute a default by Seller under this Agreement.

Section 7.3      SNDAS.   Seller agrees to provide to the Tenants specified by Purchaser in writing on or after the Effective Date a subordination, non-disturbance and attornment agreement in the form provided by Purchaser or Purchaser’s lender (“SNDA”) and completed by Purchaser at no cost to Seller, to the extent any such SNDA is actually delivered by Purchaser to Seller. Seller shall request that each such Tenant execute and deliver such executed SNDA (“Executed SNDA”) to Purchaser (with a copy to Seller) on or before the Closing Date; provided, however, it will not be a condition to Purchaser’s or Seller’s obligation to close hereunder that any such Executed SNDA be so delivered. If any Executed SNDA is not delivered to Purchaser on or prior to the Closing Date, neither Purchaser nor Seller shall have the right to extend the Closing Date or terminate this Agreement as the result thereof. Notwithstanding anything herein to the contrary, in no event shall Purchaser’s failure to receive any such SNDA constitute a default by Seller under this Agreement.

Section 7.4      OFAC.   Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Seller is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person”). If Seller learns that Purchaser is becoming or appears to be a Blocked Person, Seller may delay the sale contemplated by this Agreement pending Seller’s conclusion of its investigation into the matter of Purchaser’s status as a Blocked Person. If Seller determines that Purchaser is or becomes a Blocked Person, Seller shall have the right to immediately terminate this Agreement and take all other actions necessary or in the opinion of Seller appropriate to comply with applicable law and Purchaser shall receive a return of the Earnest Money Deposit. The provisions of this Section 7.4 will survive termination of this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1      Seller’s Representations and Warranties.   The representations and warranties of Seller set forth below in this Section 8.1 constitute the sole representations and warranties of Seller. If any such representations and warranties contained in this Section 8.1 are, or have become, not true and correct in any immaterial respect prior to Closing, then Seller shall not be in breach of this Agreement with respect thereto, and Purchaser shall have no remedy therefor. If any such representations and warranties contained in this Section 8.1 are, or have become, not true and correct in any material respect prior to Closing, Seller shall not be in breach of this Agreement with respect thereto, and Purchaser’s sole and exclusive remedy (Purchaser hereby waiving all other remedies it may have, whether at law or in equity or otherwise) with respect thereto shall be (i) to waive same and consummate the transaction contemplated in this Agreement or (ii) to terminate this Agreement by furnishing written notice thereof to the Seller on or prior to the Closing Date (in which event this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement (except with respect to the Termination Surviving Obligations) and the Earnest Money Deposit shall be disbursed in accordance with and subject to the provisions of Section 4.5). Subject to the limitations set forth in Article XVI of this Agreement (including, without limitation, Seller’s right to disclose information to Purchaser contrary to such representations and warranties and to update such representations and warranties as of the Closing), Seller represents and warrants to Purchaser the following (which representations and warranties are made, subject to Section 16.1(b), as of the Effective Date and shall be deemed remade, subject to Section 16.1(b), as of the time immediately prior to Closing):

(a)      Status.    Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

(b)      Authority.    The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c)      Suits and Proceedings.    To Seller’s Knowledge (x) as of the Effective Date, except as listed in Exhibit F, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller relating to the Property or Seller’s ownership or operation of the Property, and (y) as of the Closing Date, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller relating to the Property or Seller’s ownership or operation of the Property except those which satisfy any one or more of the following: (i) are listed in Exhibit F, (ii) are adequately covered by existing insurance, (iii) are bonded in accordance with applicable law, and/or (iv) the amount of monetary relief requested in connection therewith is less than $2,000,000.00.

(d)      Non-Foreign Entity.    Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code (and the regulations promulgated thereunder).

(e)      Tenants.    To Seller’s Knowledge (i) there are no written leases or occupancy agreements affecting the Real Property or Improvements to which Seller is a party and bound with any parties other than the Tenants listed on Exhibit G and Tenants who entered into Tenant Leases with Landlord pursuant to Section 7.1(e) after the Effective Date, and (ii) Seller has not received any written notice from a Tenant that Seller is in default of any material obligations of Seller with respect to the Property under Tenant Leases, which default has not been cured.

(f)      Service Contracts.    To Seller’s Knowledge, the Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all service contracts listed on Exhibit C under which Seller is currently paying for services rendered in connection with the Property.

(g)      No Violations.    To Seller’s Knowledge, Seller has not received prior to the Effective Date any written notification from an Authority (i) that the Real Property and Improvements are in violation of any applicable fire, health, building, use, occupancy or zoning laws or (ii) that any work is required to be done to the Real Property and Improvements by Seller to comply with applicable laws and regulations where such work remains outstanding and, if unaddressed, would have a material adverse affect on the Property or use of the Property as currently operated.

(h)      Non-Contravention.    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.

Section 8.2      Purchaser’s Representations and Warranties.    Purchaser represents and warrants to Seller the following (which representations and warranties are made as of the Effective Date and shall be deemed remade as of Closing):

(a)      Status.    Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(b)      Authority.    The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been or prior to the end of the Inspection Period will be duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, subject to equitable principles and principles governing creditors’ rights generally.

(c)      Non-Contravention.    The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)      Consents.    No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained or will be obtained on or prior to the Closing Date) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e)      Prohibited Persons.    Purchaser is not, and to Purchaser’s knowledge, no Affiliate of Purchaser is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state hereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Purchaser nor any Affiliate of Purchaser is located in, or operating from, a county subject to U.S. economic sanctions administered by OFAC.

ARTICLE IX

CONDEMNATION AND CASUALTY

Section 9.1      Significant Casualty.    If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than the earlier to occur of (x) the Closing Date or (y) ten (10) days after receipt of Seller’s notice. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.5 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction but (a) as to the Real Property and/or Improvements, Seller will assign and turn over to Purchaser all of the insurance proceeds paid to Seller (or, if such proceeds have not been awarded, any and all of Seller’s right, title and interest therein), net of reasonable collection costs and any costs incurred by Seller to restore the Property, with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that, as to the Real Property and/or Improvements Purchaser will receive a credit for the lesser of (i) any insurance deductible amount or (ii) the cost of such repairs which have not been made by Seller, if any (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Seller. Notwithstanding the foregoing, if (A) the insurance proceeds to be assigned to Purchaser as provided in this Section 9.1 plus the credit in the immediately preceding sentence are less than (B) the amount required to restore the Improvements (excluding repairs which are the responsibility of Tenants under Tenant Leases) to the condition which existed prior to the casualty, as reasonably estimated by Seller (“Uninsured Significant Casualty”), Seller may, but is not obligated to, provide a credit to Purchaser at Closing equal to the amount of such Uninsured Significant Casualty. If Seller agrees to provide such credit at Closing in a written notice to Purchaser given prior to the Closing Date, the parties will proceed to Closing pursuant to the terms hereof. If Seller does not agree to provide such credit at Closing, Purchaser will have the option to terminate this Agreement upon notice to Seller given not later than the earlier to occur of (x) the Closing Date or (y) ten (10) days after receipt of Seller’s notice, failing which Purchaser shall be obligated to close without any credit for the Uninsured Significant Casualty. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.5 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

Section 9.2        Casualty of Less Than a Significant Portion.    If less than a Significant Portion of the Real Property and/or Improvements is damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction but (a) as to the Real Property and/or Improvements, Seller will assign and turn over to Purchaser all of the insurance proceeds paid to Seller (or, if such proceeds have not been awarded, any and all of its right, title and interest therein), net of reasonable collection costs and costs incurred by Seller to restore the Property, with respect to such fire or other casualty, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that, as to the Real Property and/or Improvements, Purchaser will receive a credit for the lesser of (i) any insurance deductible amount or (ii) the cost of such repairs which have not been made by Seller, if any (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by Seller.

The parties agree that the provisions of Section 9.1 and 9.2 shall apply and control in the event that the same are inconsistent with any laws or statutes of the State of California that would otherwise govern risk of loss with respect to contracts for the purchase and sale of real property, including, without limitation, California Civil Code Section 1662, and the parties hereby waive their respective rights under any and all such laws and statutes.

Section 9.3      Condemnation of Property.    In the event of condemnation or sale in lieu of condemnation of all or any portion of the Real Property and/or Improvements prior to the Closing, except as provided below Purchaser will have the option, by providing Seller written notice prior to the earlier of (x) the Closing Date or (y) ten (10) days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Real Property and/or Improvements, net of reasonable collection costs and any costs incurred by Seller to restore the Property, and Purchaser will take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.5, and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) for the taking of less than all of the Real Property and/or Improvements, the Improvements may be used in substantially the same manner as though such rights have not been taken, and such taking does not materially adversely affect the ingress and egress to the Real Property and/or Improvements, Purchaser will not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

The parties agree that the provisions of this Section 9.3 shall apply and control in the event that the same are inconsistent with any laws or statutes of the State of California that would otherwise govern the effect of, or the rights of the parties with respect to any awards or payments made in respect of, the exercise of the power of eminent domain as applied to contracts for the purchase and sale of real property, including, without limitation, California Civil Code Section 1662 and California Code of Civil Procedure Sections 1260.220 and 1263.010, and the parties hereby waive their respective rights under any and all such laws and statutes.

ARTICLE X

CLOSING

Section 10.1      Closing.    The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur (provided that the parties hereby acknowledge and agree that the actual recording of the Deed may occur following Closing, provided that the Title Company complies with Section 6.2 with respect to the issuance of the Title Policy), it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

Section 10.2      Purchaser’s Closing Obligations. At or before the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Seller at Closing as provided herein:

(a)      The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

(b)      A counterpart of the grant deed substantially in the form attached hereto as Exhibit J (the “Deed”), duly executed and acknowledged by Purchaser;

(c)      Four (4) counterparts of the General Conveyance, Bill of Sale and Assignment and Assumption substantially in the form attached hereto as Exhibit I (the “General Conveyance”) duly executed by Purchaser;

(d)      A counterpart of the Assignment and Assumption of Parking Lease, with respect to the WTC Parking Lease, substantially in the form attached hereto as Exhibit L (the “WTC Parking Lease Assignment”) duly executed by Purchaser;

(e)      Evidence reasonably satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(f)      A counterpart of each of the Tenant Notice Letters, duly executed by Purchaser;

(g)      A California Preliminary Change of Ownership Report, properly completed and executed by Purchaser;

(h)      A counterpart of any required State, County or Municipal transfer declaration forms; and

(i)      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.3      Seller’s Closing Obligations.   At or before the Deposit Time, Seller, at its sole cost and expense, will deliver the following items (a), (b), (c), (d), (e), (f), (g), (h) and (l) in escrow with the Title Company pursuant to Section 4.3; and upon receipt of the Purchase Price, Seller shall deliver the following items (i), (j) and (k) to Purchaser at the Improvements:

(a)      A counterpart of the Deed, duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements, which Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records (with documentary transfer tax information to be affixed after recording);

(b)      Four (4) counterparts of the General Conveyance duly executed by Seller;

(c)      A counterpart of the WTC Parking Lease Assignment duly executed by Seller;

(d)      A counterpart of each of the Tenant Notice Letters, duly executed by Seller;

(e)      A counterpart of any required State, County or Municipal transfer declaration forms;

(f)      Evidence reasonably satisfactory to Title Company and Purchaser that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so;

(g)      A certificate in the form attached hereto as Exhibit H (“Certificate as to Foreign Status”), duly executed by Seller, certifying that Seller is not a “foreign person” as defined in section 1445 of the Code, and a California Real Estate Withholding Certificate Form 593-C, duly executed by Seller, confirming that no withholding of the Purchase Price is required under applicable law;

(h)      The Tenant Deposits, at Seller’s option, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to Purchaser or (ii) as part of an adjustment to the Purchase Price. In the event the Tenant Deposits are in the form of a letter of credit, then Seller shall deliver at Closing the original letter(s) of credit, together with such documentation required to be executed by Seller to enable the letter(s) of credit to be assigned to Purchaser upon approval thereof by the issuer of the letter(s) of credit;

(i)      The Personal Property;

(j)      Originals (if any) of the Licenses and Permits, the Tenant Leases, and the Operating Contracts in Seller’s possession and control;

(k)      All keys to the Improvements which are in Seller’s possession;

(l)      A Statement Required for the Issuance of ALTA Owners and Loan Policies in the form attached hereto as Exhibit E; and

(m)     Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.4     Prorations.

(a)      Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items” (based upon the periods to which they relate and regardless as to when payable)): real estate and personal property taxes and assessments which are required to be paid for the calendar year in which the Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (c) below) and operating expenses payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld, delayed or conditioned) five (5) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller on or prior to April 30, 2011. The provisions of this Section 10.4 (excluding subsection (e) which is governed by Section 3.2 above and subsection (f) which is governed by Section 16.1 below) will survive the Closing until May 31, 2011.

(b)      Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. “Rentals” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller or its successor by Tenants under the Tenant Leases or from other occupants or users of the Property, excluding specific tenant billings which are governed by Section 10.4(d) below. Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. Purchaser agrees to send monthly bills to Tenants with respect to the collection of any Delinquent Rentals, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. All sums collected by Purchaser from and after Closing from each Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time governed by Section 10.4(c) below and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to current amounts owed by such Tenant to Purchaser and then to prior delinquencies owed by such Tenant to Seller. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller. Notwithstanding the foregoing, however, after the date which is six (6) months following the Closing Date Seller may collect Delinquent Rentals, amounts owed for Operating Expense Recoveries and billings for tenant work orders directly from Tenants, provided, however, in no event will Seller have the right to threaten termination of any Tenant Lease.

(c)      Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes in excess of the applicable expense stop, if any, specified in each Tenant Lease (collectively, “Operating Expense Recoveries”) for calendar year 2010. If less amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2010 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2010 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser, upon completion of 2010 year-end operating expense and tax reconciliations in 2011, shall use reasonable efforts to collect such underpayments and shall pay to Seller Seller’s share of said underpayments (after deducting from all such collected amounts the reasonable out-of-pocket costs incurred by Purchaser to collect from any such delinquent Tenant) promptly upon collection thereof, and notwithstanding anything to the contrary in the last sentence of Section 10.4(a) above, Purchaser’s obligation to pay Seller under this sentence shall survive Closing without limitation. For purposes of the immediately preceding sentence, reasonable efforts shall not require Purchaser to institute any lawsuit to collect such underpayments. If more amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2010 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses and taxes incurred by Seller for calendar year 2010 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for calendar year 2010 will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters subject to Seller’s and Purchaser’s right and obligation to finalize prorations within ninety (90) days after Closing solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors. In this regard, Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2010 for periods before and after Closing, and (ii) where appropriate, reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2010, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.

(d)      With respect to specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but relate to any such specific services rendered by Seller or its property manager prior to the Closing Time and which are identified on the Tenant’s payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.

(e)      Notwithstanding any provision of this Section 10.4 to the contrary (but subject to the provisions of Section 10.4(f) below as limited by Section 16.1), Purchaser will be solely responsible for Existing Tenant Costs; provided, however, Purchaser shall be entitled to a credit against the Purchase Price at Closing solely for the specific Leasing Costs and rental abatements identified on Exhibit M to be paid by Seller, but such credit against the Purchase Price (1) as to Leasing Costs, shall be reduced at Closing by the amount of any such Leasing Costs which have been paid as of the Closing Date by Seller and (2) with respect to rental abatements, shall be based upon the unexpired rental abatement period pursuant to the terms of the corresponding Tenant Lease as of the Closing Date and as set forth on Exhibit M. Subject to any approval rights which Purchaser may have pursuant to Section 7.1(e) of this Agreement, Purchaser further agrees to be solely responsible for (i) all Leasing Costs payable in connection with any new Tenant Lease executed on or after the Effective Date, and (ii) all Leasing Costs payable with respect to any renewal, expansion or other right exercised under a Tenant Lease after the Effective Date (collectively, “New Tenant Costs”), and Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to any New Tenant Costs and Existing Tenant Costs (excluding those referenced on Exhibit M) paid by Seller after the Effective Date and prior to Closing, but with respect to any new Tenant Lease or new amendment to a Tenant Lease entered into after the Effective Date, only to the extent such New Tenant Costs (other than attorneys’ fees) were included in the leases or lease amendments submitted to Purchaser for approval pursuant to Section 7.1(e) of this Agreement or otherwise expressly disclosed to Purchaser in writing prior to the approval by Purchaser of such Tenant Lease or amendment. The provisions of Section 10.4(e) shall fully survive Closing without limitation.

(f)      Subject to Section 16.1, Seller will be solely responsible for Leasing Costs under Tenant Leases entered into prior to the Effective Date to the extent unpaid as of the Closing Date which accrued during the period of time Seller owned the Property excluding (i) the Leasing Costs identified on

Exhibit M for which Purchaser receives a credit at Closing and (ii) New Tenant Costs and Existing Tenant Costs. The provisions of this Section 10.4(f) shall survive Closing subject to the limitations and only for the time period set forth in Section 16.1.

Section 10.5      Delivery of Real Property.    Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Tenant Leases and the Permitted Exceptions.

Section 10.6      Costs of Title Company and Closing Costs.    Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)      Purchaser will pay (i) all premium and other costs for the ALTA portion of the Title Policy and any endorsements, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) the costs associated with any modifications, updates or recertifications of the Existing Survey, (iv) Purchaser’s attorneys’ fees, (v) 1/2 of all of the Title Company’s escrow and closing fees, if any, and (vi) all recording fees;

(b)      Seller will pay (i) the premium for the CLTA portion of the Title Policy, (ii) 1/2 of all of the Title Company’s escrow and closing fees, (iii) Seller’s attorneys’ fees; (iv) any transfer tax imposed by the County and State in which the Real Property is located; and (v) any transfer tax imposed by the City in which the Real Property is located;

(c)      Any other costs and expenses of Closing not provided for in this Section 10.6 or in other provisions of this Agreement shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located; and

(d)      If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.

Section 10.7      Post-Closing Delivery of Tenant Notice Letters.    Immediately following Closing, Purchaser will deliver to each Tenant (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”). Purchaser shall provide to Seller a copy of each Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available. This Section 10.7 shall survive Closing.

Section 10.8      Assignment of Construction Contracts.    Seller and Purchaser acknowledge that Seller has entered into the construction contracts identified as “Construction Contracts” on Exhibit C attached hereto (collectively, the “Construction Contracts” and, individually, a “Construction Contract”). If all the work under any Construction Contract is completed and paid for prior to Closing, (i) Seller shall notify Purchaser of such completion, (ii) such Construction Contract shall not be assigned to Purchaser at Closing, (iii) Exhibit C shall be updated to delete such Construction Contract, and (iv) if the work under the Schindler Contract is completed prior to Closing, as a condition precedent to Purchaser’s obligation to complete Closing, Seller shall provide Purchaser with copies of unconditional lien waivers from the contractor under the Schindler Contract. If, however, all the work under any Construction Contract has not been completed at or prior to Closing (collectively, the “Outstanding Construction Contracts” and, individually, an “Outstanding Construction Contract”), subject to the conditions set forth below, and as a condition precedent to Purchaser’s obligation to complete the Closing (as to clauses (A) and (C) below), (A) such Outstanding Construction Contract shall be assigned to

Purchaser at Closing, (B) Purchaser shall assume the obligations under such Outstanding Construction Contract pursuant to the General Conveyance, and (C) Purchaser shall be entitled to a credit against the Purchase Price in the amount of the costs of the work remaining to be paid to the contractor under such Outstanding Construction Contract as set forth in the contractor’s certificate provided in clause (x) below. As a condition to such assignment and assumption and as a condition precedent to Purchaser’s obligation to complete the Closing: (x) Seller shall deliver to Purchaser a certificate executed by the contractor under each Outstanding Construction Contract substantially in the form attached hereto as Exhibit O (with such changes to such form to which Seller and Buyer may mutually agree (in their reasonable discretion) prior to the expiration of the Inspection Period) together with the Joinder attached to such certificate executed by Seller, and (y) Seller shall deliver to Purchaser partial lien waiver(s) from the contractor(s) under such Outstanding Construction Contract with respect to the portion of the work under the Outstanding Construction Contract for which payment has been made to such contractor. Purchaser’s closing of the purchase provided for herein shall evidence Purchaser’s satisfaction with or waiver of each of such conditions in this Section 10.8. Notwithstanding anything contained herein to the contrary, in no event shall Seller’s failure to satisfy the conditions set forth above in this Section 10.8 constitute a default by Seller under this Agreement.

ARTICLE XI

BROKERAGE

Section 11.1      Broker.    Seller agrees to pay to Jones Lang LaSalle (“Broker”) a real estate commission at Closing (but only in the event of Closing in compliance with this Agreement) pursuant to a separate agreement. The payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.

ARTICLE XII

CONFIDENTIALITY

Section 12.1      Confidentiality.    Seller and Purchaser each expressly acknowledges and agrees that, until the Closing occurs, the transactions contemplated by this Agreement and the terms, conditions and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except (i) to their respective legal counsel, accountants, consultants, officers, investors, lenders, clients, partners, members, owners, directors and shareholders (collectively, the “Representatives”), and except and only to the extent that such disclosure to such Representatives may be necessary for their respective performances hereunder or (ii) as otherwise required by applicable law (INCLUDING, IN THE CASE OF EITHER PARTY, IF ANY AFFILIATE (OR ENTITY ADVISED BY ANY AFFILIATE) OF A PARTY MUST DISCLOSE THE TRANSACTION AND/OR THE TERMS OF THE TRANSACTION IN ANY DOCUMENT AS REQUIRED BY THE FEDERAL SECURITIES OR SIMILAR LAWS, OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER). Purchaser further acknowledges and agrees that, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller other than to the Representatives in accordance with the other provisions of this Article XII. Without limiting the foregoing, in no event shall Seller or Purchaser, prior to Closing, make any public announcements or press statements regarding the transactions contemplated by this Agreement or the terms, conditions and negotiations concerning the same. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights or its defense against claims (as to each other and as to third parties) under this Agreement, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings (including those for financial reporting purposes) with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. The provisions of this Article XII will survive any termination of this Agreement. Notwithstanding anything stated to the contrary in the Inspection Agreement, to the extent there is any inconsistency between the provisions of this Section 12.1 and the provisions of the Inspection Agreement, the provisions of this Section 12.1 shall govern and control.

Notwithstanding the foregoing and anything to the contrary in this Section 12.1 or in the Inspection Agreement, nothing contained herein or in the Inspection Agreement shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser to the extent such information is disclosed in such filings as required by applicable law, such information is customarily disclosed by the REIT or its filings or, in the REIT’s opinion, or the opinion of its auditors, such information should be disclosed based upon the auditing practices of the REIT’s auditors, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors to the extent the REIT customarily discloses such information to such broker/dealers.

ARTICLE XIII

REMEDIES

Section 13.1      Default by Seller.   In the event the Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedy, elect by notice to Seller within ten (10) Business Days following the scheduled Closing Date, either of the following: (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit (and the Independent Consideration shall be paid to Seller), whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of the Agreement by filing a specific performance action within ten (10) Business Days after Purchaser elects to pursue the remedy set forth in this clause (b), and in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Failure of Purchaser to make the foregoing election within the foregoing ten (10) Business Day period or, if Purchaser elects the remedy set forth in clause (b), failure of Purchaser to file a specific performance action within such ten (10) Business Day period, shall be deemed an election by Purchaser to terminate this Agreement and receive from the Title Company the Earnest Money Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination.

Section 13.2      Default by Purchaser.   IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (ii) SUCH AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. SUCH PAYMENT OF THE AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, PLUS INTEREST ACCRUED THEREON, IS NOT INTENDED AS A PENALTY, BUT SHALL BE LIQUIDATED DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS OR THE TERMINATION SURVIVING OBLIGATIONS.

Purchaser Initials	Seller Initials

Section 13.3      Consequential and Punitive Damages.   Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. This Section 13.3 shall survive Closing or termination of this Agreement.

Purchaser Initials	Seller Initials

ARTICLE XIV

NOTICES

Section 14.1      Notices.    All notices or other communications required or permitted hereunder may be given either by the parties hereto or their respective legal counsel (in which event such notice or communication shall be deemed to have been given by such party) and will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (d) facsimile (provided that such facsimile is confirmed by the sender by personal delivery or expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of facsimile transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. For the avoidance of doubt, facsimile delivery may be confirmed by the sender sending such notice or other communication by personal delivery or expedited delivery service in the manner previously described. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
	Attn:	Christopher Aust
	Fax:	(949) 417-6518

with copy to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
	Attn:	Jim Chiboucas
	Fax:	(949) 417-6523

with copy to:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
	Attn:	Bruce Fischer
	Fax:	(949) 399-7001

To Seller:	Hines U.S. Office Value Added Fund, L.P.
300 Atlantic Street, Suite 206
Stamford, Connecticut 06901
	Attn:	David J. Congdon and Beth Raskin
	Fax:	(203) 967-4488

with copy to:	Hines Interests Limited Partnership
445 South Figueroa Street, Suite 20
Los Angeles, California 90071
	Attn:	Colin Shepherd
	Fax:	(213) 629-1423

with copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
	Attn:	Patricia M. Stanton
	Fax:	(214) 661-4704

ARTICLE XV

ASSIGNMENT AND BINDING EFFECT

Section 15.1      Assignment; Binding Effect.    Purchaser will not have the right to assign this Agreement without Seller’s prior written consent. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to (i) an Affiliate of Purchaser or (ii) an entity wholly owned indirectly by KBS Real Estate Investment Trust II, Inc., without the consent of Seller, provided that (x) any such assignment does not relieve the assigning Purchaser of its obligations hereunder, (y) Purchaser gives Seller advance written notice thereof, and (z) Purchaser executes agreement in form reasonably satisfactory to Seller in which such assignee assumes all of Purchaser’s obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

ARTICLE XVI

PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.1      Survival of Representations, Warranties and Covenants.

(a)      Notwithstanding anything to the contrary contained in this Agreement, (1) the representations and warranties of Seller set forth in Section 8.1 and Seller’s liability under Section 8.1 and (2) Seller’s liability under Sections 5.2(f) and 10.4(f), will survive the Closing for a period of six (6) months. With respect to any suit, claim or cause of action that Purchaser has or may have (i) as a result of any alleged untruth, inaccuracy or breach of such representations or warranties under Section 8.1 and/or (ii) in connection with Seller’s obligations (or as a result of Seller’s alleged failure to perform same) under Sections 5.2(f) and 10.4(f), Purchaser must give Seller written notice of any such claims, and must file any such suits, claims or causes of action against Seller based thereon, in each instance prior to the expiration of said six (6) month period. In the event Purchaser fails to provide such notice and file such suits, claims or causes of action within such six (6) month period, Seller shall have no liability whatsoever to Purchaser with respect to (1) the representations and warranties set forth in Section 8.1, and (2) the obligations of Seller set forth in Sections 5.2(f) and 10.4(f). Purchaser will not have any right to bring any suit, claim or cause of action against Seller as a result of any alleged untruth, inaccuracy or breach of such representations and warranties under Section 8.1 or in connection with Seller’s obligations (or as a result of Seller’s alleged failure to perform same) under Section 5.2(f) unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds $100,000 and then only to the extent of such excess. In addition, notwithstanding anything to the contrary contained in this Agreement or any of the Closing documents, including, without limitation, the provisions of Section 17.15 of this Agreement, in no event shall Seller’s liability for all such untruths, inaccuracies, breaches and/or failures under Sections 8.1 and 5.2(f) (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies and/or breaches) exceed, in the aggregate, $1,500,000.

(b)      Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains actual knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property or the Documents; or as a result of written disclosure by Seller or any of Seller’s agents, representatives or employees) that contradicts any of Seller’s representations, warranties or covenants herein (and the representations and warranties of Seller shall be deemed modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by Purchaser).

(c)      The Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1    Waivers.   No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2    Recovery of Certain Fees.   In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 17.3    Time of Essence.   Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

Section 17.4      Construction.    Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.5      Counterparts.    To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, electronic (by .pdf) or faxed signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or faxed/electronic counterparts will collectively constitute a single agreement.

Section 17.6      Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7      Entire Agreement.    This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.8      Governing Law.    THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT MIGHT CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 17.9      No Recording.    The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.

Section 17.10      Further Actions.    The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.11  No Other Inducements.    The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 17.12  Exhibits.   Exhibits A through Q, inclusive, are incorporated herein by reference.

Section 17.13  No Partnership.   Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.14  Limitations on Benefits.   It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

Section 17.15  Limitation of Liability.   In no event whatsoever shall Seller’s liability (if any) under this Agreement and the Closing documents (including any such liability for attorney’s fees and expenses) exceed, in the aggregate, an amount equal to the Purchase Price. In addition, in no event whatsoever shall recourse be had or liability asserted against any of Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent partners. Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing documents.

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

PURCHASER:

KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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SELLER:

HINES VAF UB PLAZA, L.P.

By:	Hines VAF UB Plaza GP LLC,
its general partner

	By:	Hines VAF UB Plaza Mezz, L.P.,
its sole member

		By:	Hines VAF UB Plaza GP2 LLC,
its general partner

			By:	Hines U.S. Office Value Added Fund, L.P.,
its sole member

				By:	Hines U.S. Office Value Added Fund LLC,
its general partner

					By:	Hines Interests Limited Partnership,
its managing member

						By:	Hines Holdings, Inc.,
its general partner

							By:	/s/ David J. Congdon
David J. Congdon
Senior Vice President

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